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                                                                    EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Magnavision Corporation (N.J.)

Subsidiaries of Magnavision Corporation (N.J.)

         University Connection, Inc. (N.J.)

         Accu-Trek, (N.J.)

         Magnavision Laboratories, Inc. (Delaware)

         Magnavision Private Cable, Inc. (Delaware)

         Magnavision Wireless Cable, Inc. (Delaware)